SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                               AMENDMENT NO. 1, TO

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): March 22, 1999



                          SIGNAL APPAREL COMPANY, INC.
             (Exact name of Registrant as specified in its charter)




     Indiana                         1-2782                   62-0641635
 (State or other                   (Commission             (I.R.S. Employer
  jurisdiction                     File Number)           Indentification No.)
of incorporation)



34 Englehard Avenue, Avenel, New Jersey                         07001
  (Address of principal executive offices)                   (zip code)


Registrant's telephone number, including area code (732) 382-2882


              200 Manufacturers Road, Chattanooga, Tennessee 37405 (Former name or former address, if changed since last report.)

The registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report on Form 8-K dated March 22, 1999, which was filed with the Commission on April 6, 1999:


Item 7.  Financial Statements and Exhibits.

          (a)  Financial Statements of Businesses Acquired.

               See Financial Statements Supplement to this Amended Report.


          (b)  Pro Forma Financial Information.



                SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION



The following unaudited summary pro forma Income Statement and Other Financial Data give effect to the acquisition as if it had been consummated on January 1, 1998. The Pro Forma Balance Sheet Data gives effect to the acquisition as if it had consummated on December 31, 1998. The Pro Forma Financial Information does not purport to represent what Signal's results of operations or financial position actually would have been had the acquisition described herein in fact been consummated on the dates indicated or to project the results of operations or financial positions for any future period or date. The Pro Forma Financial Information is based upon assumptions that Signal's management believes are reasonable and should be read in conjunction with the section of this Report entitled "Unaudited Pro Forma Financial Information Concerning the Acquisition" and financial statements and the notes thereto included elsewhere in this Report or incorporated herein by reference.


                                                                Pro Forma
                                                               Year Ended
                                                            December 31, 1998

Income Statement Data:
    Net sales                                                  $ 112,142
    Net loss                                                   $ (45,610)
Other Financial Data:
    Basic/diluted net loss per common share                    $   (1.08)
    Weighted average number of shares outstanding                 46,010
Balance Sheet Data:
    Total assets                                               $  59,839
    Long-term debt, net of current maturities                  $  13,968
    Shareholders' deficit                                      $ (51,818)

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                           CONCERNING THE ACQUISITION

     The following unaudited pro forma condensed balance sheet and statements of operations have been prepared to reflect the Company's purchase from Tahiti of substantially all of Tahiti's assets and the assumption of selected liabilities of Tahiti under the terms of the Acquisition Agreement. The closing of the acquisition took place on March 22, 1999. The purchase price for the assets is approximately $15,873,000, subject to adjustment, to be paid in the Company's common stock valued at $1.1875 per share or 13,366,000 common shares.

     The unaudited pro forma condensed statements for operations of the year ended December 31, 1998, and the unaudited pro forma condensed balance sheet as of December 31, 1998, set forth below, have been prepared by combining the Company's audited consolidated statement of operations for the year ended December 31, 1998 with Tahiti's unaudited statement of operations for the twelve months ended December 31, 1998; and combining the Company's audited consolidated balance sheet as of December 31, 1998 with Tahiti's unaudited condensed balance sheet as of December 31, 1998.

     The unaudited pro forma condensed statement of operations for the year ended December 31, 1998 was prepared as if the acquisition had occurred on January 1, 1998. The unaudited pro forma condensed balance sheet as of December 31, 1998 was prepared giving effect to the acquisition on such date.

     For purpose of presenting pro forma results, no changes in revenues and expenses have been made to reflect the result of any modification to operations that might have been made had the acquisition been consummated on the assumed effective date for each statement as described above. The pro forma expenses include the recurring costs which are directly attributable to the acquisition, such as interest expense and amortization of goodwill, change in certain expenses, and the related tax effects. The pro forma adjustments made to the pro forma condensed balance sheets include (i) adjustments to remove selected Tahiti assets not acquired and liabilities not assumed in the acquisition, (ii) the issuance to Tahiti and its former stockholders (collectively) of 13,366,000 shares of the Company's common stock, and (iii) the recognition of goodwill resulting from the acquisition. The pro forma financial information does not purport to be indicative of the results which would have been attained had the acquisition been completed as of the date and for the periods presented or which may be attained in the future.

     The unaudited pro forma condensed balance sheet reflects the preliminary allocation of purchase price to the assets acquired and liabilities assumed in the acquisition to the Company's tangible and intangible assets and liabilities. The final allocation of such purchase price, and the resulting depreciation and amortization expense in the accompanying unaudited pro forma statements of operations, will differ from the preliminary estimates due to the final allocation being based on actual closing date amounts of assets and liabilities, and a final determination of the fair market values of property and other assets as of the closing date.

                          Signal Apparel Company, Inc.
                        Pro Forma Condensed Balance Sheet
                                    31-Dec-98
                                   (Unaudited)
                                 (In Thousands)

                                                                                            ProForma Adjustments
                                                                                      -------------------------------
                                                         Signal        Tahiti              Debit             Credit         Combined
                                                      ------------------------------------------------------------------------------
                   Assets
Current Assets:
      Restricted cash                                 $    --        $    --           $                                  $    --
      Cash and cash equivalents                             403           --                                                    403
      Receivables                                         1,415            145                                                1,560
      Note receivable                                       283           --                                                    283
      Inventories                                        12,641         10,396                                               23,037
      Due from Related Party                               --            2,587                              2,587(a)           --
      Prepaid expenses and other                            539            546                                 40(a)          1,045
                                                      ------------------------------------------------------------------------------
             Total current assets                        15,281         13,674              --              2,627            26,328
                                                      ------------------------------------------------------------------------------

Net PP&E                                                  3,001          1,786                                                4,787

Goodwill                                                   --                             27,878(b)                          27,878

Restricted cash                                            --              750                                274(a)            476

Other Assets                                                182            188                                                  370
                                                      ------------------------------------------------------------------------------
                   Total Assets                       $  18,464      $  16,398         $  27,878        $   2,901         $  59,839
                                                      ==============================================================================

Liabilities and Shareholders' Deficit
Current Liabilities:
      Accounts payable                                $   8,133      $   2,983                89(a)                       $  11,027
      Accrued liabilities                                 9,760          1,856               490(a)                          11,126
      Accrued interest                                    3,810                                                               3,810
      Royalty payable                                                      590                                                  590
      Due to Shareholder                                                   183               183(a)                            --
      Due to Related Party                                               6,780                10(a)                           6,770
      Current portion of long-term                        6,435             50                                                6,485
             debt
      Revolving advance account                          44,049         13,832                                               57,881
                                                      ------------------------------------------------------------------------------
                                                         72,187         26,274               772             --              97,689
                                                      ------------------------------------------------------------------------------

Long-term debt                                           13,968           --                                                 13,968

Other noncurrent liabilities                               --             --                --

Preferred stock                                          52,789           --                                                 52,789
Common stock                                                326            105               105(b)           134(b)            460
Additional paid in capital                              165,242                                            15,739(b)        180,981
Accumulated deficit                                    (284,931)        (9,981)                             9,981(b)       (284,931)
                                                      ------------------------------------------------------------------------------
      Subtotal                                          (66,574)        (9,876)              105           25,854           (50,701)
Less treasury shares                                     (1,117)                                                             (1,117)
                                                      ------------------------------------------------------------------------------
                                                        (67,691)        (9,876)              105           25,854           (51,818)
                                                      ------------------------------------------------------------------------------

                                                      ------------------------------------------------------------------------------
Total liabilities and shareholders'
      deficit                                         $  18,464      $  16,398         $     877        $  25,854         $  59,839
                                                      ==============================================================================

                          Signal Apparel Company, Inc.
                   Pro Forma Condensed Statement of Operations
                      For the Year Ended December 31, 1998
                                   (Unaudited)
                      (In Thousands, Except per Share Data)


                                                                                                    ProForma           ProForma
                                                                Signal           Tahiti            Adjustments           Total
                                                              ----------------------------------------------------------------------
Net Sales                                                     $  50,076         $  62,066                              $ 112,142
Cost of Sales                                                    42,999            49,434                                 92,433
                                                              ----------------------------------------------------------------------
      Gross Profit                                                7,077            12,632              --                 19,709
Royalty expense                                                   4,211             4,965             9,176
SG&A expenses                                                    22,843            12,652             1,859(c)            37,122
                                                                                                         18(f)
                                                                                                       (250)(g)
Interest expense                                                  8,645             3,383              --                 12,028
Other (income) expense, net                                      (1,315)                                                  (1,315)
Write-off of goodwill                                             4,542                                                    4,542
Nonrecurring charges                                              3,758              --                                    3,758
                                                              ----------------------------------------------------------------------
      Loss before income taxes                                  (35,607)           (8,368)           (1,627)             (45,602)

Income Taxes                                                       --                  (8)                8(d)               --

      Net loss                                                $ (35,607)        $  (8,376)        $  (1,619)           $ (45,602)

Less: preferred stock dividends                                  (4,062)             --                                   (4,062)

Net loss applicable to common stock                           $ (39,669)           (8,376)        $  (1,619)             (49,664)
                                                              ======================================================================

Weighted average shares outstanding                              32,644              0.15               N/A               46,010(e)

Basic/diluted net loss per common share                       $   (1.22)        $ (55,840)              N/A            $   (1.08)(e)


                     EXPLANATION OF ADJUSTMENTS REFLECTED ON
              PRO FORMA BALANCE SHEET AND STATEMENTS OF OPERATIONS


(a) To remove selected Tahiti assets not acquired and the liabilities not assumed in the acquisition.

(b) To recognize the issuance of 13,366,000 shares of the Company's common stock and the excess of the cost of the assets acquired over their fair value at the date of acquisition as goodwill and to eliminate the historical equity balances of Tahiti.

(c) To reflect amortization of goodwill recorded in connection with (b) above. The Company will amortize goodwill on a straight-line basis over a period of 15 years.

(d) To consider the federal and state tax effects of the pro forma adjustments and the impact of the Tahiti results on the consolidated income taxes.

(e) Net earning per common share are computed assuming that the 13,366,000 shares of the Company's common stock issued in connection with the acquisition are outstanding for the entire periods presented.

(f) To reflect increased compensation to be paid to the former stockholders of Tahiti, offset in part by the reduction of charitable contributions made by Tahiti.

(g)  To reflect nonrecurring costs associated with the merger.







                      [THIS SPACE INTENTIONALLY LEFT BLANK]

     (c) Exhibits.

          (10.1) Asset Purchase Agreement dated as of December 17, 1998, by and among the Company, Tahiti Apparel, Inc. and the stockholders of Tahiti Apparel, Inc.*

          (10.2) Amendment, dated March 16, 1999, to Asset Purchase Agreement dated as of December 17, 1998, by and among the Company, Tahiti Apparel, Inc. and the stockholders of Tahiti Apparel, Inc. *

          (10.3) Escrow Agreement, dated March 16, 1999, by and among the Company, Tahiti Apparel, Inc. and Wachtel & Masyr, LLP*

          (10.4) Agreement, dated March 16, 1999, between Tahiti Apparel, Inc. and Ming Yiu Chan, together with related Form of Promissory Note (assumed by the Company at closing)*

          (10.5) Stock Resale Agreement, dated March 16, 1999, between the Company, Tahiti Apparel, Inc., Zvi Ben-Haim, Michael Harary and Ming Yiu Chan*

          (10.6) Registration Rights Agreement, dated March 16, 1999, between the Company, Tahiti Apparel, Inc., Zvi Ben-Haim, Michael Harary and Ming Yiu Chan*

          (10.7) Employment Agreement, dated March 16, 1999, between the Company and Zvi Ben-Haim*

          (10.8) Employment Agreement, dated March 16, 1999, between the Company and Michael Harary*

          (10.9) Securities Transfer Agreement, dated March 16, 1999, between the Company and Zvi Ben-Haim*

          (10.10) Securities Transfer Agreement, dated March 16, 1999, between the Company and Michael Harary*

          (10.11) Form of Warrants to be issued to each of Zvi Ben-Haim and Michael Harary under Securities Transfer Agreements dated March 16, 1999*

          (10.12) Revolving Credit, Term Loan and Security Agreement, dated March 12, 1999, between the Company and BNY Financial Corporation (individually and as Agent)*

          (10.13) Second Amended and Restated Factoring Agreement, dated March 12, 1999, between the Company and BNY Financial Corporation*

          (10.14) Subscription and Stock Purchase Agreement, dated March 12, 1999, between the Company and BNY Financial Corporation*

          (10.15) Form of Warrants to purchase the Company's Common Stock issued to BNY Financial Corporation, dated March 12, 1999*

          (10.16) Second Amendment to Asset Purchase Agreement concerning Tahiti Apparel, Inc., dated April 15, 1999.**

*  Previously filed with this Report.

** Incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-Q for the quarter ended April 3, 1999.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: June 4, 1999              SIGNAL APPAREL COMPANY, INC.


                                By: /s/ Robert J. Powell
                                    --------------------------------
                                    Robert J. Powell
                                    Vice President,
                                    General Counsel & Secretary

                         FINANCIAL STATEMENTS SUPPLEMENT


                          INDEX TO FINANCIAL STATEMENTS

                              TAHITI APPAREL, INC.


                                                                                                               PAGE
                                                                                                               ----

                          AS OF JUNE 30, 1998 AND 1997

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                                                       F-2


   Balance Sheets as of June 30, 1998 and 1997                                                                 F-3
   Statements of Operations For The Years Ended June 30, 1998, 1997 and 1996                                   F-4
   Statements of Stockholders' Equity (Deficit) For The Years Ended June 30, 1998,
     1997 and 1996                                                                                             F-5
   Statements of Cash Flows For The Years Ended June 30, 1998, 1997 and 1996                                   F-6


NOTES TO FINANCIAL STATEMENTS                                                                                  F-7


MANAGEMENT'S DISCUSSION AND ANALYSIS OF                                                                       F-14
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



                           FISCAL QUARTER ENDED AS OF
                      DECEMBER 31, 1998 AND 1997(unaudited)


   Balance Sheets as of December 31, 1998 and June 30, 1998                                                   F-18
   Statements of Operations For The Three Months Ended December 31, 1998 and 1997                             F-19
   Statements of Cash Flows For The Three Months Ended December 31, 1998 and 1997                             F-20


NOTES TO FINANCIAL STATEMENTS                                                                                 F-21


MANAGEMENT'S DISCUSSION AND ANALYSIS OF                                                                       F-21
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of

              Tahiti Apparel, Inc.:


We have audited the accompanying balance sheets of Tahiti Apparel, Inc. as of June 30, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tahiti Apparel, Inc. as of June 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.


                                              ARTHUR ANDERSEN LLP



Roseland, New Jersey
August 31, 1998

                              TAHITI APPAREL, INC.


                   BALANCE SHEETS AS OF JUNE 30, 1998 AND 1997

                         ASSETS                                          1998            1997
                         ------                                      ------------    ------------
CURRENT ASSETS:
   Cash and cash equivalents (Note 2)                                $          0    $     27,188
   Restricted cash - current (Note 2)                                     100,000         126,557
   Accounts receivable - nonfactored, net of allowance
     for doubtful accounts (Note 2)                                       318,677         220,951
   Inventories (Notes 2 and 4)                                         10,376,422       4,850,355
   Prepaid expenses and other current assets                              982,061         172,383
   Deferred income taxes (Notes 2 and 5)                                        0         363,217
   Due from affiliate (Note 7)                                            924,375               0
   Due from officers (Note 7)                                           1,464,131         491,515
                                                                     ------------    ------------


                Total current assets                                   14,165,666       6,252,166
                                                                     ------------    ------------


FURNITURE, FIXTURES AND EQUIPMENT (NOTE 2):
   Furniture and fixtures                                                 342,368         214,020
   Machinery and equipment                                                 44,924          44,326
   Computer equipment                                                     402,998         282,922
   Leasehold improvements                                                 990,474         185,229
                                                                     ------------    ------------

                Total furniture, fixtures and equipment                 1,780,764         726,497

   Less- Accumulated depreciation and amortization                        271,184         107,376
                                                                     ------------    ------------

                Furniture, fixtures and equipment, net                  1,509,580         619,121
                                                                     ------------    ------------

RESTRICTED CASH (Note 2)                                                  644,242         461,540

                                                                     ------------    ------------

DEFERRED INCOME TAXES (Notes 2 and 5)                                           0         124,000
                                                                     ------------    ------------

OTHER ASSETS                                                              187,849         171,205
                                                                     ------------    ------------

                Total assets                                         $ 16,507,337    $  7,628,032
                                                                     ============    ============

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                     1998           1997
      ----------------------------------------------                 ------------    ------------
CURRENT LIABILITIES:
   Cash overdraft                                                    $     89,766    $          0
   Current portion of note payable (Note 6)                                49,000          30,000
   Due to factor (Note 3)                                               6,166,405          92,986
   Accounts payable                                                     2,685,937       1,760,949
   Due to related party (Note 7)                                        6,772,207       1,644,394
   Royalties payable (Note 8)                                           1,361,562         775,033
   Accrued expenses and other current liabilities                         874,225       2,387,094
     (Notes 7 and 8)
   Due to stockholder (Note 7)                                            178,412         169,407
                                                                     ------------    ------------


              Total current liabilities                                18,177,514       6,859,863
                                                                     ------------    ------------


NOTE PAYABLE (Note 6)                                                           0          46,000
                                                                     ------------    ------------






COMMITMENTS AND CONTINGENCIES (Note 8)







STOCKHOLDERS' EQUITY (DEFICIT):
   Common stock, no par value; authorized 300 shares; issued and
      outstanding 150 shares                                              104,990         104,990
   Retained earnings (deficit)                                         (1,775,167)        617,179
                                                                     ------------    ------------

              Total stockholders' equity (deficit)                     (1,670,177)        722,169
                                                                     ------------    ------------

              Total liabilities and stockholders' equity (deficit)   $ 16,507,337    $  7,628,032
                                                                     ============    ============



The accompanying notes to financial statements are an integral part of these balance sheets.

                              TAHITI APPAREL, INC.


                            STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996


                                                         1998            1997           1996
                                                     ------------    ------------   ------------
NET SALES (Note 2)                                   $ 64,574,007    $ 46,781,696   $ 34,431,340

COST OF SALES (Note 7)                                 47,672,730      32,189,436     25,796,690
                                                     ------------    ------------   ------------

                Gross profit                           16,901,277      14,592,260      8,634,650

SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES (Notes 2, 7 and 8)                         16,900,310      10,990,237      7,906,219
                                                     ------------    ------------   ------------

                Income from operations                        967       3,602,023        728,431

INTEREST EXPENSE                                        3,150,686       1,576,980      1,145,224
                                                     ------------    ------------   ------------

                (Loss) income before provision for
                  income taxes                         (3,149,719)      2,025,043       (416,793)

(BENEFIT) PROVISION FOR INCOME TAXES
   (Note 5)                                              (757,373)        825,816        193,967
                                                     ------------    ------------   ------------

                Net income (loss)                    ($ 2,392,346)   $  1,199,227   ($   610,760)
                                                     ============    ============   ============





The accompanying notes to financial statements are an integral part of these statements.

                              TAHITI APPAREL, INC.


                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996


                                Common Stock
                         -------------------------
                            Shares                    Retained
                            Issued       Amount        Earnings        Total
                         -----------   -----------   -----------    -----------

BALANCE, June 30, 1995           150   $   104,990   $    28,712    $   133,702
   Net loss                        0             0      (610,760)      (610,760)
                         -----------   -----------   -----------    -----------

BALANCE, June 30, 1996           150       104,990      (582,048)      (477,058)
   Net income                      0             0     1,199,227      1,199,227
                         -----------   -----------   -----------    -----------

BALANCE, June 30, 1997           150       104,990       617,179        722,169
   Net loss                        0             0    (2,392,346)    (2,392,346)
                         -----------   -----------   -----------    -----------

BALANCE, June 30, 1998           150   $   104,990   ($1,775,167)   ($1,670,177)
                         ===========   ===========   ===========    ===========




The accompanying notes to financial statements are an integral part of these statements

                              TAHITI APPAREL, INC.


                            STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                                                1998          1997           1996
                                                            -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                        ($2,392,346)   $ 1,199,227    ($  610,760)
   Adjustments to reconcile net income to net cash
     provided by operating activities-
       Provision for doubtful accounts                          144,000        190,000        267,447
       Depreciation and amortization                            246,543        105,983         21,983
       Deferred tax provision (benefit)                         487,217       (357,217)       (23,000)
       Changes in assets and liabilities-
         Due from factor, net                                         0      2,376,464        228,215
         Accounts receivable - nonfactured                     (241,726)       127,963        134,999
         Inventories                                         (5,526,067)    (2,700,525)       426,985
         Prepaid expenses and other current assets             (809,678)       (69,915)        80,848
         Due from affiliate                                    (924,375)             0              0
         Due from officers                                     (972,616)      (291,344)      (218,450)
         Other assets                                           (16,644)        32,626        215,824
         Accounts payable                                       924,988     (2,003,829)    (1,050,365)
         Due to related party                                 5,127,813              0              0
         Royalties payable                                      586,529        395,074        (75,627)
         Accrued expenses and other current liabilities      (1,512,869)     1,596,110        577,255
         Due from stockholder                                     9,005              0        159,235
                                                            -----------    -----------    -----------

                Net cash (used in) provided by operating
                  activities                                 (4,870,226)       600,617        134,589
                                                            -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Restricted cash, net                                        (156,145)      (271,550)      (316,547)
   Purchases of furniture, fixtures and equipment            (1,137,002)      (635,981)       (51,508)
                                                            -----------    -----------    -----------

                Net cash (used in) provided by investing
                  activities                                 (1,293,147)      (907,531)      (368,055)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments on note payable                                   (27,000)       (55,210)       (40,038)
   Due to factor, net                                         6,073,419              0              0
   Cash overdraft                                                89,766              0              0
                                                            -----------    -----------    -----------

                Net cash provided by (used in) financing
                  activities                                  6,136,185        (55,210)       (40,038)
                                                            -----------    -----------    -----------

                Net decrease in cash and cash equivalents       (27,188)      (362,124)      (273,504)

CASH AND CASH EQUIVALENTS, beginning of year                     27,188        389,312    $   662,816
                                                            -----------    -----------    -----------

CASH AND CASH EQUIVALENTS, end of year                      $         0    $    27,188    $   389,312
                                                            ===========    ===========    ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for-
     Interest                                               $ 3,150,686    $ 1,576,980    $ 1,145,224
                                                            ===========    ===========    ===========
     Income taxes                                           $    17,903    $    69,200    $    76,571
                                                            ===========    ===========    ===========

The accompanying notes to financial statements are an integral part of these statements

                              TAHITI APPAREL, INC.


                          NOTES TO FINANCIAL STATEMENTS


(1)  ORGANIZATION AND BACKGROUND:

     Tahiti Apparel, Inc. (the Company) is an importer and distributor of women's clothing, specifically swimwear, swimwear cover-ups and bodywear. The products are imported primarily from the Far East and sold to specialty stores, department stores and mass merchant chains.

     On June 30, 1996, the stockholders executed an agreement to merge Tahiti Apparel, Inc., a previously inactive corporation, into Key Item Speed Sourcing, Inc. and to change the name of the Company to Tahiti Apparel, Inc. As a result, this transaction was accounted for as a reorganization of companies under common control which is similar to a pooling of interests. The accompanying financial statements include the financial results of both Key Item Speed Sourcing, Inc. and Tahiti Apparel, Inc. The merger and name change was filed with the state of New Jersey on August 6, 1996.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Use of Estimates-

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     Cash and Cash Equivalents-

          Cash and cash equivalents represent all highly liquid investments with maturities of one year or less when acquired.

     Restricted Cash-

          Restricted cash represents certificates of deposit of $744,242 and $588,097 at June 30, 1998 and 1997, respectively, which have been assigned to a bank as security for letters of credit (see Note 7) issued by banks on behalf of the Company.

     Allowance for Doubtful Accounts-

          The Company provides an allowance for doubtful accounts arising from operations of the business, which allowance is based upon a specific review of certain outstanding and historical collection performance. In determining the amount of the allowance, the Company is required to make certain estimates and assumptions and actual results may differ from these estimates and assumptions. The allowance for doubtful nonfactored accounts receivable was $205,254 and $52,680 as of June 30, 1998 and 1997, respectively.

     Inventories-

          Inventories are stated at the lower of cost (using the first-in, first-out method) or market. Inventories, which consist primarily of finished goods, have been pledged in accordance with the terms of the Company's factoring agreement (see Note 4).

     Furniture, Fixtures and Equipment-

          Furniture, fixtures and equipment are stated at cost. Depreciation is provided using the straight-line method based on the estimated useful lives of the assets.

            Furniture and fixtures                   4 -10 years
            Machinery and Equipment                    10 years
            Computer equipment                         7 years
            Leasehold improvements                    Lease term

     Long-Lived Assets-

          The provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 121") requires, among other things that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company does not believe that any such changes have occurred.

     Income Taxes-

          The Company accounts for taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements carrying amounts and the tax basis of assets and liabilities.

     Revenue Recognition-

          Revenue is recognized when the Company's products are shipped to its customers.

     Concentrations of Credit Risk-

          In 1998, 1997 and 1996, Wal-Mart accounted for 55%, 50% and 50% of sales, respectively. In 1998, 1997 and 1996, Kmart accounted for 26%, 26% and 23% of sales, respectively.

     Advertising Costs-

          The Company expenses nonreimbursable advertising costs as costs are incurred. The amounts charged to advertising expense during the years ended June 30, 1998, 1997 and 1996 were approximately $264,000, $41,000 and $182,000, respectively.

     Financial Instruments-

          The Company's financial instruments consist mainly of cash, accounts receivable, accounts payable and amounts due to factor. The carrying amounts of these financial instruments approximate fair value due to their short-term nature.

     Reclassifications-

          Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.


(3)  DUE TO FACTOR:

     Due to factor consists of the following-

                                                      June 30
                                             ----------------------------
                                                 1998            1997
                                             ------------    ------------

       Factor receivables                    $ 15,233,891    $ 14,858,900
       Due to factor                          (21,056,296)    (14,456,555)
       Allowance for returns and discounts       (344,000)       (495,331)
                                             ------------    ------------

                       Net due to factor     ($ 6,166,405)   ($    92,986)
                                             ============    ============

     The Company has an accounts receivable financing arrangement (the "Factor Agreement") with a financial institution (the "Factor") covering substantially all of its accounts receivable. The Factor Agreement provides for the payment of a commission ranging from .70% to .80% of the face amount for all accounts sold to the Factor. In addition, the Factor Agreement also provides for advances to be made against eligible accounts receivable, factored without recourse, and eligible inventory as determined by the Factor. The outstanding advances bear interest at the prime rate (8.50% at June 30, 1998) plus 1.5%. Under the Factor Agreement, the Company can obtain letter of credit financing to fund the Company's foreign orders up to a defined borrowing base at a monthly rate of .25%. All transactions under the Factor Agreement are personally guaranteed by two stockholders of the Company and secured by the factored receivables and inventory of the Company. Additionally, during 1997, stockholders of the Company provided the Factor side collateral of approximately $200,000 which was returned to the stockholders prior to June 30, 1997.

     Either party to the Factor Agreement may terminate with 60 days notice. The Factor Agreement provides that a minimum amount of receivables ($30,000,000) must be sold to the factor per each Factor Agreement year.

(4)  INVENTORIES:

     Inventories are summarized as follows:

                                               1998              1997
                                            -----------       -----------

       Raw materials                        $   326,680       $    37,014
       Work-in-process                          376,751                 0
       Finished goods                         9,672,991         4,813,341
                                            -----------       -----------

                                            $10,376,422       $ 4,850,355
                                            ===========       ===========

(5)  INCOME TAXES:

     The provision for income taxes consists of the following for the years ended June 30, 1998, 1997 and 1996-

                                  1998           1997           1996
                               -----------    -----------    -----------
       Federal-
         Current               ($1,001,640)   $   922,179    $   182,279
         Deferred                  390,000       (282,451)       (18,000)
                               -----------    -----------    -----------

                                  (611,640)       639,728        164,279
                               -----------    -----------    -----------

       State-
         Current                  (242,950)       260,854         34,688
         Deferred                   97,217        (74,766)        (5,000)
                               -----------    -----------    -----------

                                  (145,733)       186,088         29,688
                               -----------    -----------    -----------

                       Total   ($  757,373)   $   825,816    $   193,967
                               ===========    ===========    ===========

     A reconciliation of the differences between the effective tax rate and the statutory U. S. income tax rate (34%) is as follows for the years ended June 30, 1998, 1997 and 1996-

                                                                1998            1997           1996
                                                            -----------     -----------    -----------
       Federal income tax provision at statutory rate       ($1,047,614)    $   688,515    $   164,279
       State income tax provision, net of Federal benefit      (184,873)        137,301         29,688
       Valuation allowance                                    1,719,704               0              0
       Reversal of previously recorded tax liability         (1,244,590)              0              0
                                                            -----------     -----------    -----------

                       Total                                ($  757,373)        825,816        193,967
                                                            -----------     -----------    -----------

       Effective tax rate                                         (21.3%)          40.8%          46.5%
                                                            ===========     ===========    ===========

     The deferred income tax benefit for the year ended June 30, 1997 amounted to $357,217. Significant components of deferred tax assets as of June 30, 1998 and 1997 are as follows-

                                                   1998           1997
                                                 ---------      ---------

       Allowance for doubtful accounts           $ 111,000      $ 197,000
       Inventory                                   270,000        166,217
       Contributions                               403,000        124,000
       Depreciation                                 25,000              0
       Valuation allowance                        (809,000)             0
                                                 ---------      ---------

                       Total                     $       0      $ 487,217
                                                 =========      =========

     The Company incurred a net operating loss of approximately $100,000 for Federal income tax purposes during 1998. The deferred tax benefit for the loss was not recorded in the accompanying financial statements as management was unable to determine that the realization of such asset was more likely than not, and thus provided a valuation allowance for the deferred tax asset generated. In addition, due to the loss recorded during 1998, management was unable to conclude that the realization of deferred tax assets totaling $809,000 at June 30, 1998 were more likely than not. Accordingly, during 1998 a $809,000 valuation allowance was recorded against the net deferred tax assets.

(6)  NOTE PAYABLE:

     On October 25, 1993, the Company entered into a stock buy-out agreement (the "Stock Agreement") with a stockholder. The Stock Agreement called for the Company to repurchase the 50 shares of the Company's stock owned by the stockholder for total consideration of $400,000. In accordance with the terms of the Stock Agreement the Company paid $150,000 to the stockholder in 1993. In addition, the Stock Agreement required five annual installments of $50,000 (inclusive of interest at a rate of 7.00%) to be paid to the stockholder commencing on October 15, 1994. The final installment of $49,000 is due and payable on October 15, 1998.

(7)  RELATED PARTY TRANSACTIONS:

     The Company has outstanding advances of $1,464,131 and $491,515 at June 30, 1998 and 1997, respectively, to certain officers including two stockholders. Accrued interest, included within due from officers in the accompanying balance sheet, totaled approximately $108,000 and $31,000 as of June 30, 1998 and 1997, respectively. The advances which bear interest at the prime rate (8.50% at June 30, 1998) are payable on demand.

     On November 1, 1997, the Company and the Affiliate entered into a Products Warehousing Agreement (the "Warehousing Agreement"). Under the Warehousing agreement the Company has contracted the Affiliate to warehouse and service orders of the Company's products under policies and procedures provided by the Company within the Warehousing Agreement for a period of five years. Following expiration, the Warehousing Agreement shall be automatically renewed as written in one year increments unless either party provides at least sixty days notice prior to expiration. The Warehousing Agreement provides payment terms for the Affiliate for performing services. The fee structure is delineated in an exhibit to the Warehousing Agreement where prices are set based upon per piece and per dozen of pieces handled.

     As of June 30, 1998 and 1997, the Company has outstanding advances/payables of approximately $924,000 and ($2,000), respectively due from/(to) an affiliated company (the "Affiliate"). The Affiliate, incorporated in December 1996, has four stockholders, two of which are 33 1/3% stockholders of the Company and two who are officers of the Company. The Affiliate acts as a contractor for the Company for the receipt, warehousing, and shipment of the Company's inventory. The Company made payments to the Affiliate in the amount of $3,041,000 and $440,000 in fiscal 1998 and 1997, respectively. It is the Company's intent to deduct the $924,375 in outstanding advances against future invoices for services rendered by the Affiliate.

     A stockholder loaned $150,000 to the Company to fund a certificate of deposit which provides security to a bank for letters of credit issued by that bank on behalf of the Company in relation to certain licensing agreements. As of June 30, 1998 and 1997, the certificate of deposit had earned interest of $28,412 and $19,407, respectively, which is reflected as an additional stockholder loan payable in the accompanying balance sheet.

     A related party owned by a stockholder providing financing for the Company by opening bank letters of credit to suppliers and provides acceptance financing for merchandise shipped under those letters of credit. The related party provided continuous financing which reached a maximum of approximately $8 million in open letters of credit and acceptances, combined. The related party is compensated for the letters of credit at 3% of their face amount, and interest on acceptances is accrued at an annual rate of 11%. The Company made payments to the related party in the approximate amount of $10,450,000, $10,085,000, and $14,061,000 in fiscal
     1998, 1997 and 1996, respectively, related to the inventory purchases and the letter of credit fees discussed above. Included within current liabilities in the accompanying balance sheet are amounts due to the related party of approximately $6,772,000 and $1,644,000 as of June 30, 1998 and 1997, respectively. During fiscal 1998, the Company extended its payment terms with the related party. As a result, beginning in March 1998, interest was accrued on past due invoices at an annual rate of 12.75%. As of June 30, 1998, approximately $76,500 of accrued interest is included within accrued expenses and other current liabilities related to the past due accounts payable outstanding.

(8)  COMMITMENTS AND CONTINGENCIES:

     Leases-

     The future minimum lease payments for all noncancellable leases at June 30, 1998, are as follows-

           1999                                          $609,000
           2000                                           486,000
           2001                                           432,000
           2002                                           424,000
           2003                                           433,000
           Thereafter                                   1,280,000
                                                    ---------------

                                                       $3,664,000
                                                    ===============

     Rent expense under the Company's various lease agreements totaled approximately $479,000, $104,000, and $116,000 in 1998, 1997 and 1996,
     respectively.

     Employment and Consulting Contracts-

          During 1997, the Company entered into a two year employment contract with an officer which provides for guaranteed annual base and bonus compensation of $240,000, plus an additional incentive bonus based on the sales performance of specific product lines. Either party may terminate the contract with thirty days written notice.

          In April 1998, the Company entered into a three year consulting agreement with an officer providing for an annual fee of $600,000 (the "Fee") during the term. The Fee is payable in monthly installments of $50,000, which commenced in April 1998. The consulting agreement also provides for additional fees ("Additional Fees"), as defined, calculated as a percentage of net sales of certain products sold by the officer and payable on a quarterly basis. The Fee is considered an advance and is not earned by the officer until the calculation of the Additional Fee based upon net sales equals or exceeds $600,000 (the "Sales Threshold"). In the event the Sales Threshold is not met in any given year, the difference between the Sales Threshold and the portion of the Fee and Additional Fee advanced to the officer (the "Shortfall") shall be added to the Sales Threshold in any subsequent year of the consulting agreement. Included in prepaid expenses and other current assets in the accompanying June 30, 1998 balance sheet is $150,000 of the Fee advanced to the officer. The consulting agreement also provides for early termination under certain conditions, including not achieving a minimum sales level, as defined.

     Litigation-

          The Company is involved in legal proceedings incurred in the normal course of business. In the opinion of management and its counsel, if adversely decided, none of these proceedings would have a material effect on the financial position or results from operations of the Company.

     License Agreements-

          The Company has licenses for the right to use certain trademarks in connection with the sale of its products. The license agreements require the Company to pay a percentage of sales of the licensed products, as defined. In addition, minimum royalty payments and advertising expenditures is also generally required, as well as providing for maintenance of quality control. Royalty expense under these agreements was approximately $4,547,000, $2,804,000 and $1,842,000 for the years ended June 30, 1998, 1997, and 1996, respectively. As of June 30, 1998, future minimum guaranteed royalty payments under existing license agreements aggregate to approximately $5,645,000 through the year 2002.

     Letters of Credit-

          At June 30, 1998, and 1997, the Company was contingently liable for irrevocable standby letters of credit totaling $3,158,000 and $1,113,000, respectively.

     Litigation Settlement-

          In June 1998, the Company settled a copyright infringement lawsuit. Under the terms of the Settlement Agreement, the Company is required to pay $40,000 to the plaintiff in two $20,000 installments in addition to certain legal fees incurred. The first installment was due on or before July 6, 1998 and the second installment was due on or before August 1, 1998. The Company has accrued $44,000 for the settlement and related legal expenses which is included within accrued expenses and other liabilities in the accompanying June 30, 1998 balance sheet.

          Under the terms of the Settlement Agreement, the Company committed to purchase from the plaintiff a minimum of $2,000,000 of fabric from the date of the settlement through March 1, 2000, (the "Settlement Period"). If the Company fails to meet the fabric purchase requirements an additional payment will be required on April 1, 2000. If the Company purchases more than $1,000,000 of fabric but less than $2,000,000 of fabric during the Settlement Period, $50,000 will be due. If the purchased fabric amount is less than $1,000,000 during the Settlement Period, $75,000 will be due.

          Any late payments under the Settlement Agreement are subject to interest changes at an annual rate of 18%. If the Company sells its assets during the Settlement Period, the buyer of the assets will assume the contingent minimum fabric purchase liability or the Company will make the additional $50,000 or $75,000 payment, based on fabric purchases through the asset sale date.

     Buying Agency Agreement-

          In February 1998, the Company entered into a Buying Agency Agreement with an agent based in Taiwan (the "Agent"). Under the terms of the Buying Agency Agreement, the Agent will act as a nonexclusive buying agent for the company in connection with the Company's purchases of wearing apparel in Taiwan, Hong Kong, Philippines, Indonesia, Korea, and the United States.

          The Agent will charge a commission of 6% of the invoice price for purchases in the United States and Taiwan and a commission of 7% for purchases in the other countries. The Company will also reimburse the Agent for freight and insurance expenses incurred on the shipment of goods. Letter of credit financing is required under the Buying Agency Agreement upon which the Agent may draw from on the Company's behalf.

          There is no term or purchase requirement in the Buying Agency Agreement. The Company can terminate the Buying Agency Agreement if the Agent fails to perform with any terms of the agreement or if the Agent discontinues performance for any thirty day period, changes ownership or enters bankruptcy proceedings.

     Collateral Agreement-

          In July 1998, the Company, Signal Apparel Company, Inc. ("Signal"), and the Factor (see Note 3) entered into an agreement (the "Agreement") whereby Signal would provide letter of credit financing for the Company. Under the Company's Factor Agreement (see Note 3) letter of credit financing is available, however, the Company had reached its borrowing base limit. The Factor Agreement also provided the Factor with first lien on the Company's inventory and receivables from factored sales. Under the Agreement, Signal is provided with the first lien on the Company's inventory purchased under letters of credit opened by Signal on behalf of the Company. Signal will also guarantee to the Factor payment of all invoices attributable to the letters of credit opened by Signal. The Company will pay Signal a fee of 2% of the total invoice cost of the goods plus the costs to import the goods and the costs to prepare the goods for shipment.

(8)  SUBSEQUENT EVENT:

     The Company is currently negotiating the sale of its assets to Signal Apparel Company, Inc. ("Signal") in exchange for stock in Signal.



          MANAGEMENT'S DISSCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS:

Year Ended June 30, 1998 Compared With The Prior Fiscal Year

Net sales totaled $64.6 million and $46.8 million for the fiscal years ended June 30, 1998 and 1997 respectively, or an increase of $17.8 million (38%). The increase in net sales in fiscal 1998 compared with fiscal 1997, was principally due to an increase in bodywear and activewear sales in the first six months of fiscal 1998. Those non-seasonal sales totaled $16.6 million in the first six months of the fiscal year ended June 30, 1998 compared with $2.9 million for the first six months of fiscal 1997, or an increase of $13.7 million (472%). Prior to fiscal 1998, the company was very seasonal with virtually all sales occurring in the January to June period which is the swimwear sales season. The balance of the increase was due to growth in seasonal sales to the existing customer base ($2.7 million or approximately 6%) and the entry into a new channel of distribution ($1.2 million or approximately 2%). Sales in the new channel of distribution were made to specialty retailers and the higher-priced, better stores with swimwear and related garments made under the Jones of New York label under a licensing agreement.

Cost of sales totaled $47.6 million and $32.2 million representing percentages of net sales of 74% and 69% in the fiscal years ended June 30, 1998 and 1997, respectively. The increase in the cost of sales is principally the result of higher sales volume. The increase in cost of sales as a percentage of net sales in fiscal 1998 as compared with fiscal 1997 is due to the inclusion of higher product costs in connection with the entry into the new channel of distribution described above and the product costs in connection with a new product which was launched in fiscal 1998 and subsequently abandoned. Additionally, cost of sales includes higher manufacturing costs and a premium to expedite imported merchandise which was delayed due to the company's inability to open letters of credit in favor of the manufacturers in a timely manner due to a shortage of working capital (see LIQUIDITY AND CAPITAL RESOURCES below).

Gross profit of $17 million and $14.6 million for the fiscal years ended June 30, 1998 and 1997 represented 26% and 31%, respectively, of net sales of those years. The increases in gross profit are the result of the sales increase in each of the years and the changes as a percentage of net sales result from the changes in cost of sales as described above.

Selling, general and administrative expenses increased $5.9 million to $16.9 million (26% of net sales) in the fiscal year ended June 30, 1998 compared with $11 million (24% of net sales) in fiscal 1997. Much of the increase is attributable to the increase in sales volume including higher royalties for licensed products of $1.8 million, increased payroll and related taxes for increased staff of $.9 million, higher legal and professional fees of $.5 million, increased rent $.4 million for additional showroom and office space, increased office administrative expenses of $.4 million, increased advertising of $.2 million and depreciation of $.2 million related to capital expenditures for additional space and computer systems. The 2% of net sales, or approximately $1.3 million increase in selling, general and administrative expenses in fiscal 1998 as compared with fiscal 1997 that is not directly related to the volume increase is the result of costs in connection with sales in the new channel of distribution and the new product launch described above.

Interest expense increased $1.6 million to $3.2 million (5% of net sales) in the fiscal year ended June 30, 1998 from $1.6 million (3% of net sales) in fiscal 1997. The increase resulted from higher loan balances outstanding due to increased volume and a shortage of working capital (see discussion of LIQUIDITY AND CAPITAL RESOURCES below).


Year Ended June 30, 1997 Compared With The Prior Fiscal Year

Net sales increased $12.4 million or 36% from $34.4 million in the year ended June 30, 1996 to $46.8 million in the year ended June 30, 1997. The increase resulted from higher seasonal sales to existing customers. Non-seasonal bodywear and activewear sales decreased $1.1 million from $4.0 million in the first six months of the fiscal year ended June 30, 1996 to $2.9 million in the first six months of the fiscal year ended June 30, 1997.

Cost of sales totaled $32.2 million, or 69% of net sales for the year ended June 30, 1997. This represents an increase of $6.4 million from $25.8 million, or 75% of net sales for the previous fiscal year. The increase in cost of sales is the direct result of the increased sales, however, the decrease expressed as a percentage of net sales from 75% to 69% was the effect of a selling price increase made at the end of fiscal 1996 and in effect for the full fiscal year ended June 30, 1997.

Gross profit increased from $8.6 million, or 25% of net sales for the fiscal year ended June 30, 1996 to $14.6 million, or 31% of net sales for the fiscal year ended June 30, 1997. The improvement in gross profit expressed as a percentage of net sales resulted from the selling price increase described above.

The total of selling, general and administrative expenses increased $3.9 million in the fiscal year ended June 30, 1997 to $11.8 million, or 25% of net sales, from $7.9 million, or 23% of net sales, in fiscal 1996. Included in volume-related increases are higher royalties for licensed products of $1 million, increased payroll and related taxes for increased staff of $1.4 million, increased warehousing and shipping costs of $.5 million and increased sales-related travel and selling expenses of $.7 million

Interest expense increased from $1.2 million, or 4% of net sales for the fiscal year ended June 30, 1996 to $1.6 million, or 3% of net sales for the fiscal year ended June 30, 1997. The increase resulted from greater borrowings in fiscal 1997 to support the increased sales recorded in that year.

LIQUIDITY AND CAPITAL RESOURCES

The working capital deficit was $.6 million at June 30, 1997 and worsened to $3.9 at June 30, 1998. The trend throughout fiscal 1998 was the consumption of working capital with the result of a severe shortage at June 30, 1998. At June 30, 1998, the company had ceased payment to a shareholder who provided letter of credit and acceptance financing to the company and was in arrears in payment of trade accounts payable, royalties payable to licensors and other liabilities. The severe shortage in working capital was caused by the net loss recorded for fiscal 1998 ($2.3 million), an increase in inventory ($5.5 million), an increase in prepaid expenses ($.8 million) and increases in due from officers ($1 million) and due from related parties ($.9 million).

In the fiscal year ended June 30, 1998, the working capital demands caused by the net cash used by operating activities of $4.9 million and capital spending of $1.1 million were met by borrowings under an accounts receivable factoring and inventory loan agreement. Borrowings under that agreement are near the maximum available. Sale of the company's inventory to provide liquidity is possible, however, sale of seasonal inventory in the off season will result in deep discounts from normal selling prices. The company intends to complete the intended acquisition by Signal Apparel Company, Inc. and benefit from the greater financial resources of that company. While both parties to the acquisition believe it will be accomplished, no assurances can be given that it will close. Should the acquisition not close, the company will pursue a financing alternative that had been discussed with a new source. The financing package is intended to be a combination of purchase order financing to provide letters of credit for imported products and asset-based financing to meet the company's working capital needs. In addition, the company explored an equity/debt placement which will be re-evaluated in the event that the intended acquisition does not occur.

At June 30, 1998, the company had capital expenditure commitments totaling approximately $1 million, the bulk of which is related to completion of leasehold improvements in leased space for offices and showrooms.


YEAR 2000 COMPLIANCE PLAN

The company purchased hardware and software and installed the new systems during fiscal 1997 to support operational and customer demands resulting from the increased sales levels. The company's year 2000 initiative involves internal and external professionals and is ongoing. Preliminary findings indicate that the systems require slight modification to be year 2000 compliant with a total estimated cost of less than $100 thousand.

                              TAHITI APPAREL, INC.


                              FINANCIAL STATEMENTS




                           FISCAL QUARTER ENDED AS OF
                      DECEMBER 31, 1998 AND 1997(unaudited)

                              TAHITI APPAREL, INC.
                                 BALANCE SHEETS
                                 (In Thousands)

                                                              December 31,  June 30,
                            Assets                               1998        1998
                                                               --------    --------
                                                             (Unaudited)
CURRENT ASSETS:
         Cash and Cash Equivalents                             $   --      $   --
         Restricted Cash-Current                                   --           100
         Accounts Receivable-Net of Allowance
           for Doubtful Accounts                                    145         319
         Inventories                                             10,396      10,376
         Prepaid Expenses and Other Current Assets                  546         983
         Due From Affiliate                                         961         924
         Due From Officers                                        1,626       1,464
                                                               --------    --------

                       Total Current Assets                      13,674      14,166

FURNITURE, FIXTURES AND EQUIPMENT-NET                             1,786       1,510

RESTRICTED CASH                                                     750         644

OTHER ASSETS                                                        188         188
                                                               --------    --------

                       Total Assets                            $ 16,398    $ 16,507
                                                               ========    ========

                       Liabilities and Stockholders' Deficit

CURRENT LIABILITIES:
         Cash Overdraft                                        $    298    $     90
         Current Portion of Note Payable                             50          49
         Due to Factor                                           13,832       6,166
         Accounts Payable                                         2,685       2,686
         Due to Related Party                                     6,780       6,772
         Royalties Payable                                          590       1,362
         Accrued Expenses and Other Current Liabilities           1,856         874
         Due to Stockholder                                         183         178
                                                               --------    --------
                       Total Current Liabilities                 26,274      18,177

STOCKHOLDER'S DEFICIT:
         Common Stock, No Par Value; Authorized 300
           Shares; Issued and Outstanding 150 Shares                105         105
         Accumulated Deficit                                     (9,981)     (1,775)
                                                               --------    --------
                       Total Stockholder's Deficit               (9,876)     (1,670)

                       Total Liabilities and Stockholder's
                         Deficit                               $ 16,398    $ 16,507
                                                               ========    ========


                 See accompanying notes to financial statements

                              TAHITI APPAREL, INC.
                            STATEMENTS OF OPERATIONS

                            For the Six Months Ended
                           December 31, 1998 and 1997


                                 (In Thousands)

                                   (Unaudited)

                                                         1998            1997
                                                       --------        --------

Net Sales                                              $ 14,141        $ 16,648
  Cost of Sales                                          13,828          12,066
                                                       --------        --------

Gross Profit                                                313           4,582

Selling, General and Administrative
         Expenses                                         7,156           6,439
                                                       --------        --------

Loss From Operations
                                                         (6,843)         (1,857)

Interest Expense                                          1,362           1,130
                                                       --------        --------

Loss Before Benefit for Income Taxes                     (8,205)         (2,987)

Income Taxes                                               --               765
                                                       --------        --------

Net Loss                                               $ (8,205)       $ (2,222)
                                                       ========        ========




                 See Accompanying Notes to Financial Statements

                               TAHITI APPAREL, INC
                            STATEMENTS OF CASH FLOWS
                                 (In Thousands)
                                   (Unaudited)

                                                                                       For the Six Months Ended
                                                                               December 31,1998        December 31,1997
                                                                               ----------------        ----------------
       CASH FLOWS FROM OPERATING ACTIVITIES:
                     Net Loss                                                       $(8,206)               $(2,222)
                     Adjustments to Reconcile Net Loss
                       to Net Cash Used by Operating

                     Activities-
                                 Depreciation                                           118                     66
                                 Changes in Assets and Liabilities-
                                   Accounts Receivable                                  174                     (8)
                                   Inventories                                          (20)                (8,688)
                                   Prepaid Expenses                                     436                 (1,592)
                                   Due From Related Party                               (37)                  --
                                   Due From Officers                                   (162)                    35
                                   Other Assets                                          (1)                   146
                                   Accounts Payable                                      (1)                    (3)
                                   Due to Related Party                                   8                  5,126
                                   Royalties Payable                                   (771)                   277
                                   Accrued Expenses                                     982                 (1,936)
                                   Due to Stockholder                                     5                   --
                                                                                    -------                -------
                                             Net Cash Used by
                                               Operating Activities                  (7,475)                (8,799)

       CASH FLOWS FROM INVESTING ACTIVITIES:
                     Restricted Cash                                                     (6)                    42
                     Purchases of Furniture, Fixtures and Equipment                    (394)                  (320)
                                                                                    -------                -------
                                             Net Cash Used in
                                               Investing Activities                    (400)                  (278)

       CASH FLOWS FROM FINANCING ACTIVITIES:
                     Note Payable                                                         1                   --
                     Due to Factor                                                    7,666                  9,193
                     Cash Overdraft                                                     208                      0
                                                                                    -------                -------
                                             Net Cash Provided by
                                               Financing Activities                   7,875                  9,193

                                             Net Increase in Cash and
                                               Cash Equivalents                        --                      116

       CASH AND CASH EQUIVALENTS-beginning of period                                   --                       27
                                                                                    -------                -------

       CASH AND CASH EQUIVALENTS-end of period                                      $  --                  $   143
                                                                                    =======                =======

                 See Accompanying Notes to Financial Statements

                              TAHITI APPAREL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   (Unaudited)

1. The accompanying financial statements have been prepared on a basis consistent with the financial statements for the year ended June 30, 1998. The accompanying financial statements include all adjustments which are, in the opinion of the company, necessary to present fairly the financial position of the company as of December 31, 1998 and its results of operations and cash flows for the six months ended December 31, 1998. These financial statements should be read in conjunction with the company's audited financial statements and notes thereto as of June 30, 1998 and 1997.


2. The results of operations for the six months ended December 31, 1998 are not necessarily indicative of the results to be expected for the full year.

3. Inventories consisted of the following:


                                                     (In Thousands)
                                                December 31,      June 30,
                                                   1998            1998
                                                  -------         -------


       Raw Materials                              $   493         $   326
       Work in Process                              1,450             377
       Finished Goods                               8,453           9,673
                                                  -------         -------
                                                  $10,396         $10,376
                                                  =======         =======



           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

Net sales of $14.1 million for the six months ended December 31, 1998 decreased $2.6 million or 16% from $16.7 million for the six months ended December 31, 1997. This decrease resulted primarily from a delay in the shipment of goods during the beginning of the 1998/1999 spring season. Several million in orders were delayed until January and February, 1999 due to the failure of Tahiti's suppliers to timely complete and deliver goods, partially as a result of Tahiti's delay in opening letters of credit. These delays occurred during the negotiation and consummation of the sale of Tahiti's assets to Signal Apparel.

Cost of sales increased $1.8 million from $12.1 million (72.5%) for the six months ended December 31, 1997 to $13.9 million (97.8%) for the six months ended December 31, 1998. This increase is primarily the result of the delay in sales of higher margin goods until January and February, 1999 and the extra cost of air freight associated with the delivery of goods produced late in November and December, 1998.

Gross profit decreased from $4.6 million for the six months ended December 31, 1997 to $0.3 million for the same period in 1998. This decrease is the result of the increased cost of sales as discussed above.

Selling general and administrative expenses increased $0.8 million from $6.4 million for the six months ended December 31, 1997 to $7.2 million for the same period in 1998. Selling expenses increased $0.2 as a result of extra promotional and marketing expenses, including trade shows and travel expenses. Administrative expenses increased $0.5 million largely as a result of costs associated with the negotiation and preparation for the sale of the Tahiti assets to Signal Apparel and higher payroll costs associated with staff increases.

Interest expense increased $0.3 million from $1.1 million for the six months ended December 31, 1997 to $1.4 million for the six months ended December 31, 1998. The increase resulted from larger borrowings from Tahiti's factor due to a shortage of working capital.


LIQUIDITY AND CAPITAL RESOURCES

The working capital deficit was <$3.9> at June 30, 1998 and declined to a deficit of <$12.6> at December 31, 1998. The worsening deficit was principally the result of the net loss of $8.2 million and increased borrowings related to the significant letters of credit required to be opened for goods to be delivered in January and February, 1999. The borrowings of Tahiti were repaid in full when the acquisition by Signal Apparel was completed.

At December 30, 1998, Tahiti had capital expenditure commitments totaling approximately $0.7 million, largely related to the completion of leasehold improvements in space leased for showrooms and offices.

YEAR 2000 COMPLIANCE PLAN

The company purchased hardware and software and installed the new systems during fiscal 1997 to support operational and customer demands resulting from the increased sales levels. The company's year 2000 initiative involves internal and external professionals and is ongoing. Preliminary findings indicate that the systems require slight modification to be year 2000 compliant with a total estimated cost of less than $100 thousand.